Exhibit 99.1

Rithm Acquisition Corp. Announces the Separate Trading of its Ordinary Shares and Warrants Commencing April 21, 2025

New York – April 21, 2025 – Rithm Acquisition Corp. (NYSE: RAC.U) (the “Company”), a blank check company, today announced that, commencing April 21, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “RAC” and “RAC.WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “RAC.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Rithm Acquisition Corp. is a special purpose acquisition company (SPAC) vehicle sponsored by an affiliate of Rithm Capital Corp. (“Rithm Capital”). The Company intends to target companies in the financial services and real estate sectors where its management and Rithm Capital have extensive investment and operational experience. In addition, the Company expects to evaluate opportunities relating to digital infrastructure, including opportunities at the convergence of infrastructure and technology. The Company believes that its management team is positioned to drive ongoing value creation post-business combination, as the team has done with multiple prior investments in various sectors over time, and is well suited to identify opportunities that have the potential to generate attractive risk-adjusted returns for its shareholders.

Citigroup Global Markets Inc., BTIG, LLC and UBS Investment Bank acted as joint book-running managers for the offering. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 800-831-9146; BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com or UBS Investment Bank, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

A registration statement relating to these securities was declared effective by the SEC on February 26, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Investor Contact:

info@rithmacquisitioncorp1.com

Media Contact:

Gasthalter & Co

(212) 257-4170

rithm@gasthalter.com